CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑84779, 333‑110061, 333‑142743, 333-155298, 333-176283, and 333-193414 on Form S-8, Registration Statement Nos. 333-155303 and 333-177908 on Form S-3, and Registration Statement No. 333-165270 on Form S-4 of our report dated March 4, 2015, relating to the consolidated financial statements and financial statement schedule of Regal Beloit Corporation and subsidiaries, and the effectiveness of Regal Beloit Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regal Beloit Corporation for the year ended January 3, 2015.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 4, 2015